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PRESS RELEASE


             UNITED COMMUNITY BANCORP REPORTS FIRST QUARTER RESULTS

Lawrenceburg, Indiana - November 1, 2007 - United Community Bancorp (the "Company") (Nasdaq: UCBA), the holding company for United Community Bank (the "Bank"), announced today a net loss of $246,000, or ($0.03) per diluted share, for the quarter ended September 30, 2007 compared to net income of $662,000, or $0.08 per diluted share, for the quarter ended September 30, 2006. The decrease in net income was primarily a result of an increase in the provision for loan losses during the quarter ended September 30, 2007 compared to the prior year quarter.

Net interest income for the quarter ended September 30, 2007 totaled $2.6 million compared to $2.9 million for the prior year quarter. The decrease from the prior year quarter is primarily due to an increase in total interest expense of $784,000, partially offset by an increase in total interest income of $492,000. Interest income on loans increased by $450,000 primarily due to the combined effect of an increase in average balance from $252.1 million to $278.3 million and an increase in average yield from 6.61% to 6.63%. Interest income on investments and mortgage-backed securities, including interest earned on cash held in third party deposit accounts, increased by $42,000. The increase primarily resulted from the effect of an increase in interest earned on cash held in third party deposit accounts, which increase is attributable to an increase in market interest rates. The increase in interest income was also augmented by the increase in average yield on investment and mortgage-backed securities from 4.05% to 5.06%, which offset the negative impact of the decrease in average balance of investment and mortgage-backed securities from $69.0 million to $42.3 million. Interest expense on interest-bearing deposits increased by $880,000, primarily due to the combined effect of an increase in average rate paid from 3.08% to 3.85% and an increase in average balance from $276.6 million to $312.8 million. Interest expense on borrowed funds decreased $96,000 due the absence of outstanding borrowings during the quarter ended September 30, 2007 compared with average borrowings of $96,000 during the quarter ended September 30, 2006. The increases in the average yields on loans and investments and in the average rates paid on interest-bearing deposits is primarily the result of an increase in market interest rates.

The provision for loan losses was $980,000 for the quarter ended September 30, 2007 compared to $45,000 for the quarter ended September 30, 2006. The increase is primarily due to an increase of $2.0 million in nonperforming loans for the quarter ended September 30, 2007 compared to an increase of $470,000 in nonperforming loans for the quarter ended September 30, 2006. The increase in nonperforming loans in the 2007 quarter is primarily the result of five commercial real estate loans totaling $4.3 million being placed on nonaccrual status. At September 30, 2007, nonperforming loans totaled $5.2 million compared to $3.2 million at June 30, 2007. Management believes there are adequate allowances and collateral securing these loans to cover losses that may result from these nonperforming loans.

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Noninterest income increased to $393,000 for the quarter ended September 30,
2007, compared to $367,000 for the same period in 2006. An increase of $19,000 in service charge income and $26,000 in other income was offset by a $20,000 decrease in gain on sale of loans. Other income is primarily comprised of rental income, gain on the sale of real estate owned and income from the sale of non-deposit products and services.

Noninterest expense was $2.4 million for the quarter ended September 30, 2007 compared to $2.2 million for the same prior year period. The increase in noninterest expense was primarily the result of a $285,000 increase in compensation and benefit expense resulting from an increase in the number of employees to staff our new St. Leon branch, annual salary increases and performance bonuses paid, and expenses relating to restricted stock awards, partially offset by a decrease of $51,000 in other operating expenses. Other operating expenses are primarily comprised of miscellaneous loan expense, professional fees, bank fees and office expense.

Income tax expense decreased $530,000 to an income tax benefit of $179,000 for the quarter ended September 30, 2007, compared to an expense of $351,000 for the same period in 2006. The decrease in expense is primarily due to a $1.4 million decrease in pre-tax earnings.

Total assets were $377.7 million at September 30, 2007 and $381.1 million at June 30, 2007. Nonperforming assets (including $111,000 of real estate owned) increased from $3.3 million at June 30, 2007 to $5.2 million at September 30, 2007. During the quarter ended September 30, 2007, cash and cash equivalents decreased $12.5 million to $30.5 million as cash was redeployed into higher yielding loans. Securities available for sale decreased $2.5 million to $14.8 million and mortgage backed securities available for sale decreased $708,000 to $26.0 million. The decreases are due to maturities and payment of principal on mortgage backed securities. Loans receivable increased $12.3 million to $285.9 million as a result of increases in our commercial real estate, residential 1-4 family and consumer loan portfolios. Loan growth in these portfolios is primarily the result of our marketing efforts which include media and personal contacts.

Total liabilities decreased $2.0 million to $316.6 million at September 30, 2007 from $318.6 million at June 30, 2007. The decrease in liabilities is primarily due to a $2.3 million decrease in deposits, primarily relating to municipal deposits, offset by an increase of $227,000 in accrued expenses and other liabilities.

Stockholders' equity at September 30, 2007 was $61.2 million compared to $62.5 million at June 30, 2007. The decrease is the result of a net loss of $246,000 for the quarter ended September 30, 2007, the repurchase of 116,592 shares of the Company's stock for a total cost of $1.4 million, and dividends paid in the amount of $299,000, partially offset by a decrease in unrealized losses on securities available for sale of $338,000, a reduction in unearned employee stock ownership plan (ESOP) shares of $33,000 and an increase in additional paid in capital of $305,000. Changes to additional paid in capital are primarily comprised of stock-based compensation and market value adjustments for shares held in the ESOP.

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United Community Bancorp is the holding company of United Community Bank headquartered in Lawrenceburg, Indiana. The Bank currently operates six offices in Dearborn County, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company's loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company's annual report on Form 10-K, its quarterly reports on Form 10-Q, which are available through the SEC's website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

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                            UNITED COMMUNITY BANCORP
                         SUMMARY OF FINANCIAL HIGHLIGHTS
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)

                                             AT          AT
                                          SEPT 30,    JUNE 30,
                                            2007        2007
                                            ----        ----
                                             (IN THOUSANDS)
ASSETS
Cash and cash equivalents                    30,518      $43,025
Investment securities                        40,988       44,155
Loans receivable, net                       285,921      273,605
Other Assets                                 20,293       20,276
TOTAL ASSETS                               $377,720     $381,061


LIABILITIES
Deposits (1)                                313,784     $316,051
Other Liabilities                             2,776        2,549
TOTAL LIABILITIES                           316,560      318,600
Total Stockholders' Equity                   61,160       62,461
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY   $377,720     $381,061

(1) Includes municipal deposits of $126.1 million at September 30, 2007 and $138.0 million at June 30, 2007.

                        CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

                                            THREE MONTHS ENDED
                                              SEPTEMBER 30,
                                            2007        2006
                                            ----        ----
                                             (IN THOUSANDS)

Interest Income                              $5,583       $5,091
Interest Expense                              3,009        2,225
                                         ------------------------
Net Interest Income                           2,574        2,866
Provision for Loan Losses                       980           45
                                         ------------------------
Net Interest Income after Provision
    for Loan Losses                           1,594        2,821
Total Non-Interest Income                       393          367
Total Non-Interest Expenses                   2,412        2,175
                                         ------------------------
INCOME BEFORE TAX PROVISION (BENEFIT)          (425)       1,013
Income Tax Provision                           (179)         351
                                         ------------------------
NET INCOME (LOSS)                             ($246)        $662
Basic and diluted earnings (loss) per share   (0.03)        0.08


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                                              AT OR FOR THE
                                           THREE MONTHS ENDED
                                              SEPTEMBER 30,
                                            2007        2006
                                            ----        ----
                                               (UNAUDITED)
PERFORMANCE RATIOS:

Return on average assets                     (0.26%)        0.75%

Return on average equity                     (1.59%)        4.19

Interest rate spread  (1)                     2.37%         3.00

Net interest margin  (2)                      2.87%         3.45

Noninterest expense to average assets         2.55%         2.47

Efficiency ratio  (3)                        81.29%        67.27

Average interest-earning assets to
     average interest-bearing liabilities   114.80%       116.73

Average equity to average assets             16.37%        17.91

CAPITAL RATIOS:

Tangible capital                             13.43         17.80

Core capital                                 13.43         17.80

Total risk-based capital                     20.56         23.82

ASSET QUALITY RATIOS:

Nonperforming loans as a percent
   of total loans                             1.81          0.50

Allowance for loan losses as a percent
   of total loans                             1.27%         0.83

Allowance for loan losses as a percent
   of nonperforming loans                    69.97%       166.15

Net charge-offs to average outstanding
   loans during the period                    0.03%         0.00


(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities.
(2) Represents net interest income as a percent of average interest-earning assets.
(3) Represents other expense divided by the sum of net interest income and other income.

Contact:

           United Community Bancorp
           William F. Ritzmann, (812) 537-4822
           President and Chief Executive Officer